Exhibit 99.1

June 27, 2005

News Release

Source: EnXnet, Inc.

EnXnet, Inc. Announces Passive Electronic EAS Tag Patent Application

Tulsa, Okla-(BUSINESS WIRE) - June 27, 2005 EnXnet, Inc. (OTCBB:EXNT - news) - EnXnet, Inc. announces it has filed for Utility and Design Patent rights for its passive electronic article surveillance tag. While the passive electronic article surveillance tag has many applications, a primary and high-volume use is as a replacement for the existing AM (Acusto Magnetic) EAS tags. The EAS industry has been diligently searching for an electronic solution to replace the mechanical AM tags in use today. EnXnet's passive electronic article surveillance tag is that solution.

While the current AM tags are relatively large and easy to identify, making them rather easy to remove, EnXnet's passive electronic article surveillance tag can be made in many different configurations. For instance, it can be hidden under product labels or under the sealed flaps of product packaging, thus completely hiding it from view. This flexibility will allow the use of EnXnet's passive electronic article surveillance tag on many products that cannot easily be protected by the current AM tags. EnXnet's passive electronic article surveillance tag operates at any frequency used while the current AM tags are limited to a specific frequency.

EnXnet's passive electronic article surveillance tag does not require new surveillance systems or adjustments to existing equipment, thus it can be utilized by currently deployed AM security systems regardless of their operating frequency. Millions of tagged items go through these systems every day. The AM tag is a familiar product to the retail industry, thus EnXnet's passive electronic article surveillance tag should be readily accepted as the conversion will be transparent in application.

According to a 2002 National Retail Security Survey, theft from stores, including employee and vendor theft, costs the American public $33.21 billion annually.

It is estimated that shoplifting occurs 330 - 440 million times per year at a loss of $10-$13 billion dollars. Nationwide, that equates to 1.0-1.2 million shoplift incidents everyday at a loss rate of $19,000-$25,300 dollars stolen per minute.

Mark Pempsell, Director of Marketing and Senior Product Development Manager for EnXnet, Inc., had this to say: "We are quite excited with EnXnet's passive electronic article surveillance tag's unique design and expect that the interest shown by retail and manufacturing industries, ranging from Fortune 500 companies to smaller manufacturers and distributors, will develop into a significant profit center for the Company. Its unique design and improved performance should speed its widespread implementation. The gross market dimension for EnXnet's passive electronic article surveillance tag is in the millions of units per day."

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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Contact:

Ryan Corley
EnXnet, Inc.
11333 E. Pine Street
Suite 75
Tulsa, OK 74116
918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com